Exhibit 99.01

Neuralstem Achieves 50% Enrollment in NSI-189 Phase 2 Trial in Major Depressive Disorder

GERMANTOWN, Md., Sept. 21, 2016 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, announced that it has reached over 50% enrollment in its Phase 2 clinical trial evaluating NSI-189, a novel neurogenic small molecule, for the treatment of major depressive disorder (MDD).

The ongoing Phase 2 MDD study is testing two doses (40mg QD and 40mg BID) of NSI-189, a small molecule in an oral tablet formulation.  The multi-center, double-blind, placebo-controlled Phase 2 study plans to enroll a total of 220 moderately depressed patients at 12 trial sites. The primary efficacy endpoint is a reduction in depression symptoms, as measured by the Montgomery-Asberg Depression Rating Scale (MADRS). Secondary endpoints include additional clinical outcomes and cognition improvement measures. The study duration is for 12 weeks, with a separate observational study to monitor the responders for six months in order to assess NSI-189’s potential durability of benefits.  The overall study principal investigator (PI) is Maurizio Fava, MD, Executive Vice Chair, Department of Psychiatry and Executive Director, Clinical Trials Network and Institute, Massachusetts General Hospital.  More information about the trial is available at www.clinicaltrials.gov (NCT02695472).

“We are very pleased to have reached the halfway milestone in our Phase 2 MDD trial ahead of schedule and remain confident that we will provide study results in the second half of 2017,” said Rich Daly, CEO.  “Moreover, NSI-189 has been shown to be safe thus far and may provide patients an alternative to current commercialized therapies.”

NSI-189, the lead compound in Neuralstem’s neurogenic small molecule program, is a proprietary, new chemical compound that stimulates neurogenesis, synaptogenesis and increases hippocampal volume, all of which are believed to be effective in reversing depression, enhancing cognition, and promoting neuroregeneration.  Neuralstem recently reported in vitro data showing that mouse hippocampal slices treated with NSI-189 produced a time- and concentration-dependent enhancement of both short-term potentiation (STP) and long-term potentiation (LTP). LTP and STP refer to strengthened communication between neurons and key components of synaptic plasticity, which play critical roles in memory formation and cognition.

About the Trial

This Phase 2 double-blind, placebo-controlled study will test NSI-189 in a study of 220 patients with major depressive disorder in an out-patient setting. Patients will be randomized to three cohorts: NSI-189 40 mg twice daily (BID), NSI-189 40 mg once daily (QD), or placebo. After the initial screening period, the randomized portion of the trial will be 12 weeks in duration. Patients will be evaluated along several depression measurement scales, including the MADRS and Hamilton Rating Scale (HAMD-17), with a primary efficacy endpoint of MARDRS total score change from baseline. Secondary endpoints will include cognition measurements. The study is 80% powered to show an improvement in the primary endpoint, compared to placebo, with an effect size of d=0.5 (p ≤ 0.05).  If either arm shows efficacy the trial can serve as a registration trial. After the 12-week trial period, patients will be followed for an additional six months of observation to assess durability effect of the drug.

Patients seeking information on the trial should visit: clinicaltrials.gov (NCT02695472).

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem’s technology enables the generation of small molecule compounds by screening hippocampal stem cell lines with its proprietary systematic chemical screening process.  The screening process has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, a novel neurogenic small molecule product candidate, for the treatment of major depressive disorder or MDD, and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem's stem cell therapy product candidate, NSI-566, is a spinal cord-derived neural stem cell line. Neuralstem is currently evaluating NSI-566 in three indications: stroke, chronic spinal cord injury (cSCI), and Amyotrophic Lateral Sclerosis (ALS).

Neuralstem is conducting a Phase 1 safety study for the treatment of paralysis from chronic motor stroke at the BaYi Brain Hospital in Beijing, China.  In addition, NSI-566 was evaluated in a Phase 1 safety study to treat paralysis due to chronic spinal cord injury, as well as, a Phase 1 and Phase 2a risk escalation, safety trials for ALS.  Patients from all three indications are currently in long-term observational follow-up periods to continue to monitor safety and possible therapeutic benefits.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and filed with the Securities and Exchange Commission (SEC) on March 14, 2016, Form 10-Q for the period ended June 30, 2016, and in other reports filed with the SEC.

Contact:
Neuralstem – Investor Relations:
Danielle Spangler
301.366.1481

Planet Communications - Media Relations:
Deanne Eagle
917.837.5866